Exhibit 3.1

AMENDMENT NO. 1

TO

THIRD AMENDED AND RESTATED BYLAWS

OF

ASURE SOFTWARE, INC.

(Effective as of April 1, 2020)

The Third Amended and Restated Bylaws of Asure Software, Inc. (the “Corporation”) are hereby amended by adding a new first sentence to Article III, Section 2 reading as follows:

Section 2. Number; Tenure. The Board of Directors shall consist of up to eight (8) Directors.